NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  November 14, 2006

CONTACT:  Steven R. Williams - (304) 842-3597  www.petd.com

Petroleum Development Corporation Announces Organizational Changes

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ GSM: PETD) announced today the creation of the position of Chief Accounting Officer, and a change in the position of Chief Financial Officer.  Darwin L. Stump, formerly CFO, was elected to fill the new position of Chief Accounting Officer, and Richard McCullough was elected to fill the positions of CFO and Treasurer.

Darwin L. Stump has served as Chief Financial Officer and Treasurer since November 2003. Mr. Stump has been an officer of the Company since April 1995 and held the position of Corporate Controller since 1980 when he joined the Company.  Prior to joining PDC, Mr. Stump was a senior accountant with Main Hurdman, Certified Public Accountants.  Mr. Stump is a graduate of West Virginia University with a BSBA in Accounting and a CPA.

Richard McCullough is a financial executive with over twenty-nine (29) years of experience working both for and with utilities and energy companies. Mr. McCullough previously held the position of President and CEO of Gasource, LLC - a natural gas marketing company focused on developing long-term gas supply arrangements with large end users. Mr. McCullough has also held senior positions with JP Morgan Securities, Progress Energy, Deloitte and Touche and the Municipal Gas Authority of Georgia and has over 12 years experience serving on Boards of energy companies. During his career, he has led cross-functional teams of professionals in completing over three billion dollars ($3,000,000,000) of structured financial transactions in the energy markets while serving as CFO and as an investment banker.  Mr. McCullough holds both BS and MS degrees from the University of Southern Mississippi and was a practicing CPA for 8 years.

The growth of the Company combined with the increasing complexity of the Company's accounting and financial transactions created a need for greater depth, broader knowledge, and additional experience and capability in the Company's financial and accounting areas.  The new CAO position will allow Mr. Stump to focus his full attention on the Company's complex and demanding accounting issues, complementing and supporting Mr. McCullough's broader focus and responsibilities as CFO and Treasurer.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597